EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-105180, No. 333-51990, No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880 and No. 33-34619 on Form S-8 of our report dated September 19, 2007, (which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in the Company’s method of accounting for stock options), relating to the financial statements of Zygo Corporation appearing in the Annual Report on Form 10-K of Zygo Corporation for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
September 19, 2007